===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         RELIANT ENERGY, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

[Reliant Energy Logo]





                          Reliant Energy, Incorporated








                    Notice of Annual Meeting of Shareholders
                           to be held on June 5, 2002
                              and Proxy Statement

                               Table of Contents

                                                                           Page
                                                                           ----
Notice of Annual Meeting of Shareholders
Proxy Statement...........................................................   1
  Voting Information......................................................   1
  Information About Directors.............................................   3
  Stock Ownership.........................................................   7
  Executive Compensation Tables...........................................   8
  Retirement Plans, Related Benefits and Other Arrangements...............  11
  Report of the Compensation Committee....................................  15
  Stock Performance Graphs................................................  18
  Report of the Audit Committee...........................................  20
  Principal Accounting Firm Fees..........................................  21
  Ratification of Appointment of Independent Accountants and Auditors.....  21
  Shareholder Proposals...................................................  21
  Inclusion of Shareholder Proposals in Proxy Materials for 2003 Annual
   Meeting................................................................  24
  Advance Notice Required for Proposals and Director Nominations..........  25
  General Information.....................................................  25
  Section 16(a) Beneficial Ownership Reporting Compliance.................  26
  Transactions and Arrangements Between Reliant Energy and Reliant
   Resources..............................................................  26
  Annual Report to Shareholders...........................................  29
Appendix I--Reliant Energy, Incorporated Corporate Governance Guidelines.. A-1

[Reliant Energy Logo]

                   Notice of Annual Meeting of Shareholders

Dear Shareholder:

  You are cordially invited to attend the Reliant Energy, Incorporated 2002 annual meeting of shareholders. The meeting will be held in the Auditorium of Reliant Energy Plaza, 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central time, on Wednesday, June 5, 2002. At the meeting, shareholders will be asked to:

  .   elect one Class III Director for a three-year term;

  . ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for Reliant Energy, Incorporated for 2002;

  .   consider two shareholder proposals, if presented to the meeting; and

  .   conduct other business if properly raised.

  Shareholders of record at the close of business on April 12, 2002 are entitled to vote. Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy card. For specific voting information, please see "Voting Information" on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card.

                                          Sincerely,

                                          /s/ Hugh Rice Kelly
                                          Hugh Rice Kelly
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary

Dated and first mailed
to Shareholders
on April 29, 2002

                         RELIANT ENERGY, INCORPORATED
                                1111 Louisiana
                             Houston, Texas 77002
                                (713) 207-3000

                                PROXY STATEMENT

                              Voting Information

  Who may vote. Shareholders recorded in our stock register on April 12, 2002 may vote at the meeting. As of that date, there were 303,496,317 shares of our common stock outstanding. Each share of common stock has one vote.

  Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may vote for the nominee for director or withhold authority to vote in the election. You may also vote for or against the proposal to ratify the appointment of independent accountants and any shareholder proposal presented, or you may abstain from voting.

  If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of the director candidate, in favor of the ratification of independent accountants and against the shareholder proposals, if presented. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless authority to do so is withheld by you in the proxy card.

  Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Hugh Rice Kelly, Corporate Secretary, at Reliant Energy's address shown above.

  If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

  Quorum needed. In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the meeting, either by proxy or in person. Shares of common stock owned by Reliant Energy are not voted and do not count for this purpose.

  Votes needed. Under Reliant Energy's bylaws, the director candidate in Class III receiving the most votes will be elected to fill the open seat in that class on the Board. Ratification of the appointment of independent accountants requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes count for quorum purposes. For voting purposes, however, abstentions and broker non-votes do not affect whether the appointment of independent accountants is ratified but have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

  Other actions related to holding company restructuring. Reliant Energy's shareholders and its Board of Directors have approved a merger in which Reliant Energy and its subsidiaries will become subsidiaries of a new holding company, CenterPoint Energy, Inc. In the merger forming the holding company, each outstanding share of Reliant Energy common stock will automatically be converted into one share of common stock of CenterPoint Energy. Immediately prior to the holding company formation, Reliant Energy (as the sole shareholder of CenterPoint Energy) will take all actions necessary to elect each of the then current directors of Reliant Energy to serve on the Board of Directors of CenterPoint Energy.

  Following the formation of CenterPoint Energy as the holding company, Reliant Energy will continue as a subsidiary of CenterPoint Energy but will convert to a limited liability company. As such, Reliant Energy will no longer have a board of directors.

  The completion of the holding company formation is subject to further governmental approvals. It is not clear at this time when these approvals will be obtained. As soon as the approvals are obtained, the holding company formation will be completed. Following the holding company formation, we expect that, subject to market and other conditions, CenterPoint Energy will distribute to its shareholders all of the outstanding common stock it owns of Reliant Resources, Inc., its 83%-owned subsidiary. In connection with the holding company formation, David M. McClanahan, currently Vice Chairman of Reliant Energy and President and Chief Operating Officer of its Reliant Energy Delivery Group, is expected to become the President and Chief Executive Officer of CenterPoint Energy and will be added to the Board of Directors of CenterPoint Energy.

  If the holding company formation occurs before the date of the annual meeting, Reliant Energy, CenterPoint Energy and the directors of CenterPoint Energy will take the actions necessary to elect to the Board of Directors of CenterPoint Energy the directors elected by Reliant Energy's shareholders at the annual meeting and to give effect at CenterPoint Energy to the vote of Reliant Energy's shareholders on the other items voted on at the annual meeting.

                          Information About Directors

  Reliant Energy's Board of Directors is divided into three classes having staggered terms of three years each. The term of office of the directors in Class III expires at this year's meeting. The terms of office of the Class I and Class II directors will expire in 2003 and 2004, respectively. At each annual meeting of shareholders, directors are elected to succeed the class of directors whose term has expired.

  The Board's nominee for Class III director is O. Holcombe Crosswell, who is a current director of Reliant Energy. Current Class III directors James A. Baker, III and Richard E. Balzhiser will retire from the Board at the annual meeting at the expiration of their current terms. Effective at the annual meeting, the number of directors will be set at seven. Current director Laree
E. Perez is expected to resign from the Board of CenterPoint Energy at the time of the distribution by CenterPoint Energy of its remaining shares of Reliant Resources. If the nominee becomes unavailable for election, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority, unless withheld.

  Information about the nominee and each of the continuing directors is set forth below.

Nominee for Class III Director--Term Expiring 2005

  O. Holcombe Crosswell, age 61, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

    The Board of Directors recommends a vote FOR the nominee for Director.

Continuing Class I Directors--Term Expiring 2003

  Robert J. Cruikshank, age 71, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche LLP. Mr. Cruikshank serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Texas Biotechnology Corporation and Weingarten Realty Investors, and as an advisory director of Compass Bank-- Houston.

  T. Milton Honea, age 69, has been a director since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. until its acquisition by Reliant Energy in 1997, having served in that capacity since December 1992. He was Vice Chairman of the Board of NorAm Energy from July 1992 through December 1992. He was Executive Vice President of NorAm Energy from October 1991 until July 1992 and President and Chief Operating Officer of Arkansas Louisiana Gas Company, a division of NorAm Energy, from October 1984 to October 1991.

  Laree E. Perez, age 48, has been a director since 2000. Ms. Perez is Vice President of Loomis, Sayles & Company, L.P. in Albuquerque, New Mexico, an investment management firm. Ms. Perez was co-founder, President and Chief Executive Officer of Medallion Investment Company, Inc. until it was acquired by Loomis Sayles in 1996. Ms. Perez is also a director of Reliant Energy's subsidiary Reliant Resources, Inc.

Continuing Class II Directors--Term Expiring 2004

  Milton Carroll, age 51, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He is a director of Health Care Service Corporation, Ocean Energy, Inc. and TEPPCO Partners, L.P. He is also a director of Reliant Energy's subsidiary Reliant Resources, Inc.

  John T. Cater, age 66, has been a director since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank--

Houston, Texas. He previously served as President of Compass Bank--Houston, Texas, as Chairman and a director of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

  R. Steve Letbetter, age 54, has been a director since 1995 and currently serves as Chairman, President and Chief Executive Officer of Reliant Energy. He has served as Chairman since January 2000 and as President and Chief Executive Officer since June 1999. Since September 2000, he has been Chairman, President and Chief Executive Officer of Reliant Resources, Inc., a provider of electricity and energy services with a focus on the competitive segments of the electric power industry in the United States and Europe. Since 1978, Mr. Letbetter has held various positions as an executive officer of Reliant Energy and its corporate predecessors.

Restructuring of Reliant Energy

  The Board of Directors of Reliant Energy adopted a business separation plan in response to the Texas Electric Choice Plan, which we refer to as the "Texas electric restructuring law," adopted by the Texas legislature in June 1999. The Texas electric restructuring law substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail competition with respect to all customer classes beginning in January 2002. The Texas electric restructuring law requires the separation of the generation, transmission and distribution, and retail functions of electric utilities into three different units. It also requires each electric utility to file a business separation plan detailing its plan with the Public Utility Commission of Texas to comply with the Texas electric restructuring law.

  Under the business separation plan, Reliant Energy has restructured its businesses into two distinct publicly traded companies in order to separate its regulated and unregulated operations. In accordance with the plan, Reliant Energy has transferred substantially all of its unregulated businesses to its subsidiary, Reliant Resources. Reliant Resources completed the initial public offering of nearly 20% of its common stock in May 2001. As part of the business separation plan and upon receipt of certain regulatory approvals, Reliant Energy intends to restructure its corporate organization into a holding company structure, following which the holding company, CenterPoint Energy, will distribute its remaining equity interest in the common stock of Reliant Resources to CenterPoint Energy's shareholders. Reliant Energy also intends to convey the regulated electric generating assets of its electric utility division, Reliant Energy HL&P, to its indirect wholly owned subsidiary, which we refer to as "Texas Genco." Reliant Energy expects Texas Genco to conduct a public offering or distribution of nearly 20% of its common stock in 2002. Reliant Energy has granted Reliant Resources an option exercisable in January 2004 to purchase all of the shares of capital stock of Texas Genco then owned by Reliant Energy (or by its successor after the holding company formation). As a result of the holding company formation and the Reliant Resources common stock distribution, Reliant Energy's wholly owned subsidiary, CenterPoint Energy, will become its successor holding company and will own essentially all of Reliant Energy's regulated businesses, and Reliant Resources will become a separate unaffiliated company. Reliant Energy cannot assure you that the holding company formation and the distribution will be completed as described or within the period outlined above.

  At the time the stock of Reliant Resources is distributed to shareholders, Mr. Letbetter and the other executive officers of CenterPoint Energy will resign their executive positions with CenterPoint Energy, and Mr. McClanahan is expected to become the President and Chief Executive Officer of CenterPoint Energy.

  At the same time, Ms. Perez will resign as a director of CenterPoint Energy. Subject to annual reelection by the Board as Chairman, Mr. Letbetter is expected to remain as Chairman of the Board of Directors of CenterPoint Energy until his term as a director of that company expires in 2004. Mr. Carroll will serve as a member of both the CenterPoint Energy and Reliant Resources Boards of Directors. As indicated above, Mr. McClanahan is expected to be added to the Board of Directors of CenterPoint Energy in connection with the holding company formation.

  Unless the context otherwise requires, references in this proxy statement to Reliant Energy should be understood to refer, after the holding company formation, to CenterPoint Energy.

Board Organization and Committees

  The Board of Directors directs the management of the business and affairs of Reliant Energy. The Board appoints committees to help carry out its duties. Last year, the Board met seven times and the committees met a total of 15 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. Reliant Energy has the following committees:

  The Executive Committee has five members: Mr. Carroll, Mr. Cater, Mr. Cruikshank, Mr. Honea and Mr. Letbetter. This committee reviews management recommendations for organizational changes and consults on duties of executive officers. The committee did not meet in 2001.

  The Audit Committee has four non-employee director members: Dr. Balzhiser, Mr. Crosswell, Mr. Cruikshank and Ms. Perez. This committee oversees accounting and internal control matters. The committee recommends to the Board of Directors the selection of the firm of independent public accountants to audit the financial statements of Reliant Energy and its subsidiaries and reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees. The Audit Committee's report begins on page 20. The committee met four times in 2001.

  The Finance Committee has three non-employee director members: Mr. Cater, Mr. Crosswell and Mr. Honea. This committee reviews Reliant Energy's financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The committee met five times in 2001.

  The Compensation Committee has three non-employee director members: Dr. Balzhiser, Mr. Cruikshank and Ms. Perez. This committee oversees compensation and benefits for Reliant Energy's senior officers, including salary, bonus and incentive awards. The committee also administers incentive compensation plans and reviews human resources programs. The Compensation Committee's report on executive compensation begins on page 15. The committee met two times in 2001.

  The Governance Committee has four non-employee director members: Mr. Baker, Mr. Carroll, Mr. Cater and Mr. Cruikshank. This committee recommends the number of directors to comprise the Board, evaluates directors whose terms are expiring, evaluates and recommends potential candidates for election to the Board, reviews non-employee director compensation, reviews Board processes and policies, and considers other corporate governance issues. In evaluating potential director nominees, the committee will consider qualified persons recommended by shareholders. Any shareholder wishing to make a recommendation should write to the Corporate Secretary at Reliant Energy's address shown above. The committee met one time in 2001.

  The Business Separation Committee has seven members: Mr. Baker, Mr. Carroll, Mr. Cater, Mr. Crosswell, Mr. Cruikshank, Mr. Honea and Mr. Letbetter. This committee was established in late 2000 to review and make recommendations to the Board regarding matters related to the restructuring of Reliant Energy. The committee met two times in 2001.

Compensation of Directors

  Reliant Energy employees receive no extra pay for serving as directors. Compensation for each non-employee director consists of an annual retainer fee of $30,000, a fee of $1,200 for each board and committee meeting attended and an annual grant of 1,000 shares of Reliant Energy common stock. Directors may defer all or part of their annual retainer fees and meeting fees under Reliant Energy's deferred compensation plan. Directors participating in this plan are entitled to receive distributions at age 70, or upon leaving the Board of Directors, whichever is later. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus two percentage points.

  Non-employee directors participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer in effect when the director terminates service. Benefits under this plan begin the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

  Non-employee directors may also participate in Reliant Energy's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Arrangements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits Reliant Energy to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, Reliant Energy will receive the balance of the insurance proceeds payable in excess of the specified death benefit. The plan is designed so that the proceeds received by Reliant Energy are sufficient to cover Reliant Energy's cumulative outlays to pay premiums and the after-tax cost to Reliant Energy of the tax reimbursement payments.

  Mr. Carroll performed consulting services for Reliant Energy and Reliant Resources during 2001 in connection with deregulation and other issues, for which he was paid $240,000 in 2001.

                                Stock Ownership

  The following table shows stock ownership of beneficial owners of more than 5% of Reliant Energy's common stock, each director, the executive officers named in the Summary Compensation Table on page 8, and the executive officers and directors as a group, as of March 1, 2002. The directors and officers, individually and as a group, beneficially own less than 1% of Reliant Energy's outstanding common stock. For directors and executive officers, stock ownership is also shown for Reliant Resources.

                           Number of Shares of       Number of Shares of
                             Reliant Energy           Reliant Resources
  Name                        Common Stock              Common Stock
  ----                     -------------------       -------------------
  Northern Trust
   Corporation............     34,928,822(/1/)                 N/A
  50 South LaSalle Street
  Chicago, Illinois 60675
  Barrow, Hanley,
   Mewhinney & Strauss,
   Inc....................     21,988,838(/2/)                 N/A
  One McKinney Plaza
  3232 McKinney Avenue,
   15th Floor
  Dallas, Texas 75204
  James A. Baker, III.....          5,000                    5,000
  Richard E. Balzhiser....          4,100                      200
  Milton Carroll..........              0                   11,000
  John T. Cater...........          4,000(/3/)               2,000
  O. Holcombe Crosswell...         13,595                        0
  Robert J. Cruikshank....          6,000(/4/)                   0
  Robert W. Harvey........        196,978(/5/)(/6/)        170,501(/6/)
  T. Milton Honea.........         58,811                        0
  R. Steve Letbetter......        783,966(/5/)(/6/)        334,167(/6/)
  David M. McClanahan.....        259,740(/5/)(/6/)              0
  Stephen W. Naeve........        341,551(/5/)(/6/)        167,917(/6/)
  Laree E. Perez..........          2,000                        0
  Joe Bob Perkins.........        252,846(/5/)(/6/)        193,334(/6/)
  All of the above
   officers and directors
   and other executive
   officers as a group (15
   persons)...............      2,310,680(/5/)(/6/)        966,114(/6/)

--------
(1) This information is as of December 31, 2001 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002 by Northern Trust Corporation and certain of its subsidiaries. This represents 11.72% of the outstanding common stock of Reliant Energy. The
    Schedule 13G/A reports sole voting power for 902,195 shares of common stock, shared voting power for 33,995,314 shares of common stock, sole dispositive power for 1,227,253 shares of common stock and shared dispositive power for 53,457 shares of common stock. Reliant Energy understands that the shares reported include 33,505,474 shares of common stock held as trustee of Reliant Energy's savings plans.
(2) This information is as of December 31, 2001 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2002 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 7.43% of the outstanding common stock of Reliant Energy. The Schedule 13G reports sole voting power for 5,987,138 shares of common stock, shared voting power for 16,001,700 shares of common stock and sole dispositive power for 21,988,838 shares of common stock.
(3) Does not include 1,000 shares of common stock held by an adult child.
(4) Shares are owned jointly with spouse.
(5) Includes shares of common stock held under Reliant Energy's savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).
(6) Includes shares covered by Reliant Energy stock options that are exercisable within 60 days, as follows: Mr. Harvey, 196,666 shares; Mr. Letbetter, 684,787 shares; Mr. McClanahan, 206,621 shares; Mr. Naeve, 294,480 shares; Mr. Perkins, 236,666 shares; and the group, 1,889,200 shares. Also includes shares covered by Reliant Resources stock options that are exercisable within 60 days, as follows: Mr. Harvey, 140,000 shares; Mr. Letbetter, 283,333 shares; Mr. Naeve, 140,000 shares; Mr. Perkins, 140,000 shares; and the group, 782,659 shares.

                         Executive Compensation Tables

  These tables show the compensation of the Chief Executive Officer and the four other most highly compensated executive officers. Reported compensation for Messrs. Letbetter, Harvey, Naeve and Perkins in 2001 was paid by Reliant Resources and for prior years was paid by Reliant Energy.

                          SUMMARY COMPENSATION TABLE

                                     Annual Compensation                   Long-Term Compensation
                           ---------------------------------------- ------------------------------------
                                                                            Awards            Payouts
                                                                    ----------------------- ------------
                                                                    Restricted  Securities
 Name and Principal                                 Other Annual      Stock     Underlying      LTIP         All Other
      Position        Year Salary(/1/) Bonus(/1/) Compensation(/2/) Award(/3/) Options(/4/) Payouts(/5/) Compensation(/6/)
 ------------------   ---- ----------- ---------- ----------------- ---------- ------------ ------------ -----------------
 R. Steve
  Letbetter(/7/)....  2001  $983,750   $1,739,270      $2,514       $1,690,000   850,000      $812,479       $315,542
  Chairman,
   President and      2000   913,750    2,101,620         393                    400,000       213,166        121,472
  Chief Executive
   Officer            1999   762,083    1,215,500         372                    280,000       449,024         88,187
 Robert W.
  Harvey(/8/)(/9/)..  2001   568,750      773,500       2,720          901,345   420,000            --        166,573
  Vice Chairman       2000   537,500      752,500         613                    175,000            --        123,014
                      1999   291,667      272,484          --                    120,000            --             --
 Stephen W.
  Naeve(/9/)........  2001   568,750      773,500          88          901,345   420,000       334,560        120,259
  Vice Chairman and   2000   537,500      752,500          81                    175,000       102,489         81,290
  Chief Financial
   Officer            1999   453,750      464,750          80                    120,000       141,387         66,126
 David M.
  McClanahan(/10/)..  2001   535,000      545,700         976               --   101,720       302,693         92,126
  Vice Chairman;
  President           2000   405,000      445,500         686                     80,000       104,449         55,876
  and Chief
  Operating           1999   360,000      229,367         672                     65,000       238,643         46,362
  Officer, Reliant
  Energy Delivery
  Group
 Joe Bob
  Perkins(/9/)......  2001   508,750      508,750       2,148        1,690,000   420,000       254,893         87,084
  President and
   Chief              2000   447,500      581,760          82                    130,000        65,257         62,110
  Operating Officer,  1999   387,500      396,286          95                    100,000       135,757         50,343
  Wholesale Group

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred.
(2) The amounts shown include tax gross-ups paid to compensate for tax consequences of imputed income under the executive life insurance plan and the discount for any shares of Reliant Resources stock purchased under the Reliant Resources employee stock purchase plan.
(3) On May 4, 2001, the following awards of restricted stock of Reliant Resources were granted: Mr. Letbetter, 50,000 shares; Mr. Harvey, 26,667 shares; Mr. Naeve, 26,667 shares and Mr. Perkins, 50,000 shares. The amounts shown are based on the closing prices of those shares on May 4, 2001. The aggregate value of restricted stock awards held as of December 31, 2001 based on closing sales prices of the underlying shares on that date was $825,500 for Mr. Letbetter, $440,272 for Mr. Harvey, $440,272 for Mr. Naeve and $825,500 for Mr. Perkins. In the event dividends are paid on the underlying common stock, dividend equivalents accrue on the restricted stock.
(4) Securities underlying options are shares of Reliant Energy, except for grants in 2001 to Messrs. Letbetter, Harvey, Naeve and Perkins, which are shares of Reliant Resources.
(5) Amounts shown represent the dollar value of Reliant Energy common stock paid out in that year based on the achievement of performance goals for the cycle ending in the prior year plus dividend equivalent accruals during the performance period.
(6) 2001 amounts include (a) matching contributions to the savings plan and accruals under the savings restoration plan for contributions, as follows:
    Mr. Letbetter, $259,919; Mr. Harvey, $103,710; Mr. Naeve, $110,931; Mr.
    McClanahan, $73,537 and Mr. Perkins, $63,813; (b) the term portion of the premiums paid under split-dollar life insurance policies purchased in connection with the executive life insurance plan, as follows: Mr. Letbetter, $708; Mr. Harvey, $1,035; Mr. Naeve, $140; Mr. McClanahan, $1,552 and Mr. Perkins, $125; (c) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, as follows: Mr. Letbetter, $54,915; Mr. Harvey, $2,397; Mr. Naeve, $9,188; Mr. McClanahan, $17,037 and Mr. Perkins, $23,146.

(7) Will resign as President and Chief Executive Officer of CenterPoint Energy upon the distribution of Reliant Resources common stock to shareholders.
(8) Mr. Harvey was not employed by Reliant Energy prior to June 1999. Reliant Energy also loaned Mr. Harvey $250,000 in connection with his initial employment. The loan bears interest at a rate of 8% and principal and interest are to be forgiven in annual installments through May 31, 2004 so long as Mr. Harvey remains employed by Reliant Energy or one of its subsidiaries as of each relevant anniversary of his employment date. The amount of loan forgiveness for 2001 is included in the "All Other Compensation" column. Upon the distribution of Reliant Resources common stock to shareholders of CenterPoint Energy, the loan will be assigned to, and annual loan forgiveness will be based on continuing employment with, Reliant Resources.
(9) Will resign as an officer of CenterPoint Energy upon the distribution of Reliant Resources common stock to shareholders.
(10) In connection with the holding company formation, Mr. McClanahan will become President and Chief Executive Officer of CenterPoint Energy.

                     RELIANT ENERGY OPTION GRANTS IN 2001

                                   Individual Grants
                      -------------------------------------------
                                             Exercise/
                         Shares    % of 2001   Base
                       Underlying  Employee  Purchase               Grant Date
                        Options     Option   Price Per Expiration    Present
        Name          Granted(/1/)  Grants   Share ($)    Date    Value ($)(/2/)
        ----          ------------ --------- --------- ---------- --------------
David M. McClanahan.    101,720      5.39%     46.80   03/05/2011    940,910

--------
(1) Option grants vest in one-third increments per year generally from the date of grant (so long as the officer remains an employee of Reliant Energy). All options would immediately vest upon a change in control as defined in Reliant Energy's long-term incentive compensation plan. A "change in control" generally is deemed to have occurred if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of Reliant Energy's outstanding voting securities; (b) the majority of the Board of Directors of Reliant Energy changes as a result of or in connection with certain transactions; (c) as a result of a merger or consolidation, less than 70% of the surviving corporation's outstanding voting securities is owned by former shareholders of Reliant Energy (excluding any party to the transaction or their affiliates); (d) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of Reliant Energy's outstanding voting securities; or (e) Reliant Energy transfers all or substantially all of its assets to another corporation that is not wholly owned by Reliant Energy. The proposed restructuring of Reliant Energy and the ensuing spin-off of Reliant Resources will not be a "change in control" under the Reliant Energy long-term incentive compensation plan. Upon the distribution of the stock of Reliant Resources, however, the options reflected in the table will be replaced with CenterPoint Energy stock options with the number of shares and exercise price adjusted according to a formula designed to preserve the intrinsic value of the options.
(2) Grant date value is based on the Black-Scholes option pricing model assuming a five-year term, volatility of 31.91%, an annual dividend of $1.50 per share and a risk-free interest rate of 4.87%. Actual gains, if any, will be dependent on future performance of the common stock.

                    RELIANT RESOURCES OPTION GRANTS IN 2001

                                  Individual Grants
                     -------------------------------------------
                                            Exercise/
                        Shares    % of 2001   Base
                      Underlying  Employee  Purchase               Grant Date
                       Options     Option   Price Per Expiration    Present
        Name         Granted(/1/)  Grants   Share ($)    Date    Value ($)(/2/)
        ----         ------------ --------- --------- ---------- --------------
R. Steve Letbetter..   850,000      9.58%     30.00   03/05/2011   11,347,500
Robert W. Harvey....   420,000      4.73%     30.00   03/05/2011    5,607,000
Stephen W. Naeve....   420,000      4.73%     30.00   03/05/2011    5,607,000
Joe Bob Perkins.....   420,000      4.73%     30.00   03/05/2011    5,607,000

--------
(1) Option grants vest in one-third increments per year generally from the date of grant (so long as the officer remains an employee of Reliant Resources). All options would immediately vest upon a change in control as defined in Reliant Resources' long-term incentive plan. A "change in control" generally is deemed to have occurred if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of Reliant Resources' outstanding voting securities, unless the acquisition is directly from Reliant Resources and approved by the Board of Reliant Resources; (b) the initial directors of Reliant Resources and individuals approved by a majority of the initial directors (or their approved successors) cease to constitute a majority of the Board; (c) a merger, consolidation or acquisition involving Reliant Resources is carried out, unless more than 70% of the surviving company's outstanding voting securities is owned by former stockholders of Reliant Resources in substantially the same proportion as before the transaction, any consideration paid by Reliant Resources (including the amount of any long-term debt assumed by the surviving company) does not exceed 50% of the fair market value of Reliant Resources' outstanding voting securities immediately prior to the transaction, no person or group becomes the beneficial owner of 30% or more of the surviving company's voting securities as a result of the transaction, and a majority of the directors of the surviving company were directors of Reliant Resources immediately prior to the transaction; or (d) Reliant Resources transfers 70% or more of its assets to another corporation that is not wholly owned by Reliant Resources, unless after the transfer more than 70% of the largest acquiring company's outstanding voting securities is owned by former shareholders of Reliant Resources and a majority of the directors of the largest acquiring company were directors of Reliant Resources immediately prior to the transaction. The proposed restructuring of Reliant Energy and the ensuing spin-off of Reliant Resources will not be a "change in control" under Reliant Resources' long-term incentive plan and will have no effect on the outstanding options of Reliant Resources.
(2) Grant date value is based on the Black-Scholes option pricing model assuming a five-year term, volatility of 42.65%, no annual dividend and a risk-free interest rate of 4.94%. Actual gains, if any, will be dependent on future performance of the common stock.

        2001 RELIANT ENERGY OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                              Value of Unexercised In-
                                                      Number of Unexercised     the-Money Options at
                                                     Options at December 31,      December 31, 2001
                             Shares                           2001                    ($)(/1/)
                          Acquired on     Value     ------------------------- -------------------------
          Name            Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----            ------------ ------------ ------------------------- -------------------------
R. Steve Letbetter(/2/).     4,322        25,981         458,120      360,001    1,175,964    1,713,468
Robert W. Harvey........        --            --         138,333      156,667      372,165      744,335
Stephen W. Naeve(/2/)...     1,794        11,230         202,813      156,668      507,162      748,668
David M.
 McClanahan(/2/)........     2,138        12,165         124,381      176,721      311,889      343,088
Joe Bob Perkins.........     3,042        70,917         159,999      120,001      322,495      557,268

--------
(1) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape for December 31, 2001.
(2) All options exercised were scheduled to expire if unexercised on January 6, 2002.

                 2001 RELIANT RESOURCES YEAR-END OPTION VALUES

                                    Number of            Value of Unexercised
                               Unexercised Options     In-the-Money Options at
                              at December 31, 2001    December 31, 2001 ($)(/1/)
                              --------------------    --------------------------
           Name             Exercisable/Unexercisable Exercisable/Unexercisable
           ----             ------------------------- -------------------------
R. Steve Letbetter.........        --  850,000                 --    --
Robert W. Harvey...........        --  420,000                 --    --
Stephen W. Naeve...........        --  420,000                 --    --
Joe Bob Perkins............        --  420,000                 --    --

--------
(1) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape for December 31, 2001.

         RELIANT ENERGY LONG-TERM INCENTIVE PLAN--AWARDS IN 2001(/1/)

                                           Estimated Future Payouts Under
                                          Non-Stock Price-Based Plans(/2/)
                                     -------------------------------------------
                                            Performance           Target Maximum
                                     Number   Period    Threshold Number Number
                                       of      Until    Number of   of     of
                Name                 Units    Payout      Units   Units   Units
                ----                 ------ ----------- --------- ------ -------
David M. McClanahan................. 6,230  12/31/2003    3,115   6,230   9,345

--------
(1) Amounts shown are potential payouts of awards in cash, common stock, or a combination thereof under Reliant Energy's long-term incentive plan. Each unit is assigned a target value of $100. These awards have a three-year performance cycle. Payouts will be based on total shareholder return measures and operating cash flow weighted 70% and 30%, respectively. If a change in control (defined for Reliant Energy in generally the same manner as for Reliant Resources in Reliant Resources' long-term incentive plan described in footnote (1) to the table entitled "Reliant Resources Option Grants in 2001" on page 9) occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals. The proposed restructuring of Reliant Energy and the ensuing spin-off of Reliant Resources will not constitute a change in control for these purposes. These performance unit grants will not be adjusted by the proposed restructuring of Reliant Energy and the ensuing spin-off of Reliant Resources.
(2) The table does not reflect dividend equivalent accruals during the performance period.

        RELIANT RESOURCES LONG-TERM INCENTIVE PLAN--AWARDS IN 2001(/1/)

                                          Estimated Future Payouts Under
                                         Non-Stock Price-Based Plans(/2/)
                                   ---------------------------------------------
                                           Performance           Target  Maximum
                                   Number    Period    Threshold Number  Number
                                     of       Until    Number of   of      of
               Name                Shares    Payout     Shares   Shares  Shares
               ----                ------- ----------- --------- ------- -------
R. Steve Letbetter................ 120,000 12/31/2003   60,000   120,000 180,000
Robert W. Harvey..................  60,000 12/31/2003   30,000    60,000  90,000
Stephen W. Naeve..................  60,000 12/31/2003   30,000    60,000  90,000
Joe Bob Perkins...................  60,000 12/31/2003   30,000    60,000  90,000

--------
(1) Amounts shown are potential payouts of awards in cash, common stock, or a combination thereof under Reliant Resources' long-term incentive plan. These awards have a three-year performance cycle. Payouts will be based entirely on total stockholder return measures. If a change in control occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals. The proposed restructuring of Reliant Energy and the ensuing spin-off of Reliant Resources will not constitute a change in control for these purposes or result in any adjustment of these awards.
(2) The table does not reflect dividend equivalent accruals, if any, during the performance period.

           Retirement Plans, Related Benefits and Other Arrangements

                              PENSION PLAN TABLE

                           Estimated Annual Pension Based on Years of
                                          Service(/2/)
                      --------------------------------------------------------
         Final
        Average
         Annual
      Compensation
         At Age
        65(/1/)          15         20         25          30       35 or more
      ------------    --------   --------   --------   ----------   ----------
       $  500,000     $142,897   $190,529   $238,161   $  285,793   $  333,426
          750,000      215,647    287,529    359,411      431,293      503,176
        1,000,000      288,397    384,529    480,661      576,793      672,926
        1,250,000      361,147    481,529    601,911      722,293      842,676
        1,500,000      433,897    578,529    723,161      867,793    1,012,426
        1,750,000      506,647    675,529    844,411    1,013,293    1,182,176
        2,000,000      579,397    772,529    965,661    1,158,793    1,351,926

--------
(1) Effective January 1, 1999, the retirement plan provided a new cash balance benefit formula in place of the final average pay formula on which the benefits shown above are based. Retirement benefits for persons retiring on or before December 31, 2008 are based on the higher of the benefit calculated under the final average pay formula or the benefit calculated under the new formula. Because employees of Reliant Resources no longer participate in the retirement plan after March 1, 2001, Mr. McClanahan is the only named executive officer whose retirement benefits will continue to accrue under the amended retirement plan. His benefits under the amended plan are not expected to exceed the amounts reflected in the table. Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement. It includes only salary and bonus amounts. At December 31, 2001, Mr. McClanahan had 27 years of credited benefit service and is entitled in some circumstances to up to three additional years of credited service under a supplemental agreement.
(2) Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified pension plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the nonqualified benefit restoration plan.

  Effective March 1, 2001, Reliant Energy amended its retirement plan to provide that non-union employees of Reliant Resources and another subsidiary may no longer participate in the plan and that those employees would be fully vested in their cash balance accounts as of that date. The named executive officers whose participation in the plan was terminated by this amendment and their accrued benefits as of December 31, 2001 are as follows:

  . Mr. Letbetter, $5,751,118,

  . Mr. Harvey, $51,039,

  . Mr. Naeve, $2,977,462, and

  . Mr. Perkins, $270,231.

  In addition, under the terms of his employment, Reliant Energy is obligated to provide Mr. Harvey an additional $481,000 (equivalent to ten years of service credit) if he remains employed until May 31, 2003.

  Furthermore, as of March 1, 2001, an enhanced benefit was provided to some employees who transferred to Reliant Resources and had attained age 42 with five years of vesting service as of December 31, 2000. The enhanced benefit increased the cash balance accounts of eligible employees but will not be available until the stock of Reliant Resources is distributed to shareholders. The named executive officers eligible for the enhanced benefit and the additional cash balance account amounts resulting from that benefit as of December 31, 2001 are:

  . Mr. Letbetter, $8,210,817, and

  . Mr. Naeve, $3,535,224.

  These pension enhancements were provided primarily under Reliant Energy's nonqualified benefit restoration plan.

  Reliant Energy and Reliant Resources each maintain an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers. Mr. Letbetter, Mr. Naeve and Mr. Perkins participate in Reliant Resources' plan, and Mr. McClanahan participates in Reliant Energy's plan, in each case pursuant to individual agreements that generally provide for (a) a salary continuation benefit of 100% of the officer's current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (b) if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under these plans has not been provided to persons attaining executive officer status after July 1, 1996.

  Reliant Energy and Reliant Resources each maintain an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers. Benefits for Mr. Letbetter, Mr. Harvey, Mr. Naeve and Mr. Perkins are provided under the Reliant Resources plan, and benefits for Mr. McClanahan are provided under the Reliant Energy plan. The death benefit coverage for each officer varies. Mr. Letbetter, Mr. Naeve and Mr. Perkins have second-to-die coverage that is based on the amount of premium that could have provided single-life coverage equal to four times salary at the time of purchase for Mr. Letbetter and two times salary at the time of purchase for Mr. Naeve and Mr. Perkins. Mr. Harvey and Mr. McClanahan have single-life coverage equal to two times current salary. The plans also provide that the employer may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plans vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the appropriate employer will receive the balance of the insurance proceeds payable in excess of the specified death benefit, which is expected to be at least sufficient to cover the employer's cumulative outlays to pay premiums and the after-tax cost to the employer of the tax reimbursement payments. There is no arrangement or understanding under which any covered individual will receive or be allocated any interest in any cash surrender value under the policy.

  Since 1985, Reliant Energy has had in effect deferred compensation plans that permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993, up to 25% or 40%, depending on age, and beginning in December 1993, up to 100%) and up to 100% of that year's annual bonus. In addition to salary and bonus deferrals, effective in 2002, eligible Reliant Energy participants, including Mr. McClanahan, can also commence deferrals into this plan once they reach the qualified savings plan compensation limit or the defined contribution annual addition limit. In general, employees who attain the age of 60 during employment and participate in Reliant Energy's deferred compensation plans may elect to have their deferred compensation amounts repaid in (a) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (b) a lump-sum distribution following termination of employment. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the Summary Compensation Table. Effective in 2001, Reliant Resources has assumed the liabilities relating to Reliant Resources employees (including Messrs. Letbetter, Harvey, Naeve and Perkins) under the Reliant Energy deferred compensation plans, as well as Reliant Energy's nonqualified savings and benefit restoration plans. Reliant Resources will provide these benefits under mirror plans or the new deferral plan described below.

  Since January 1, 2002, Reliant Resources has had a deferral plan under which directors and eligible non-union employees, including Messrs. Letbetter, Harvey, Naeve and Perkins, may defer up to 80% of salary and 100% of bonus compensation. Deferred amounts are deemed invested in the plan's investment alternatives in accordance with the participants' elections. Reliant Resources' obligations to pay benefits under the deferral plan are general unsecured obligations and are generally funded by Reliant Resources through a "rabbi trust." Employees of Reliant Resources who are former employees of Reliant Energy, including Messrs. Letbetter, Harvey, Naeve and Perkins, may also transfer to the deferral plan accrued benefits under some nonqualified benefit plans. In addition, savings restoration plan benefits for all Reliant Resources participants are expected to be transferred to the new Reliant Resources deferral plan.

  Reliant Energy maintains a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (including Mr. McClanahan) under Reliant Energy's deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the "Designated Plans." The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the Designated Plans or when required by Reliant Energy's Benefits Committee. The Benefits Committee consists of officers of Reliant Energy designated by the Board of Directors and has general responsibility for funding decisions, selection of investment managers for Reliant Energy's retirement plan and other administrative matters in connection with other employee benefit plans of Reliant

Energy. If there is a change in control (defined in a manner generally the same as the comparable definition in Reliant Energy's long-term incentive compensation plan), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of Reliant Energy and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law. Reliant Resources intends to establish a similar trust which will cover participants (including Messrs. Letbetter, Harvey, Naeve and Perkins) in its plans which mirror the Designated Plans.

  Certain of Reliant Energy's executive officers, including Mr. Letbetter, Mr. Naeve, Mr. McClanahan and Mr. Perkins, were parties to severance agreements with Reliant Energy that expired in September 2000. The expired agreements provided, in general, for the payment of certain benefits in the event of a covered termination of employment occurring within three years after the occurrence of a change in control of Reliant Energy. A covered termination occurred if the officer's employment was terminated for reasons other than death, disability, termination on or after age 65, termination for cause, or resignation by the officer (except in specified circumstances involving a change in control). Under the agreements, an officer that experienced a covered termination was entitled to a payment of three times the sum of his annual salary, his target annual bonus and (for some of the officers) an amount based on the maximum payout under his long-term incentive compensation plan restricted stock award, as well as certain welfare and other benefits. Reliant Energy is currently considering authorizing new severance agreements for certain executive officers including Mr. McClanahan.

                     Report of the Compensation Committee

Compensation Policy

  It is the executive compensation policy of both Reliant Energy and Reliant Resources to have compensation programs that:

  .  strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  . strengthen the relationship between executives and shareholder interests by emphasizing equity compensation;

  .  promote overall corporate performance; and

  .  provide compensation that is both externally and internally equitable.

  Executive compensation decisions for 2001 compensation reported in this proxy statement, except for approving bonuses under the Reliant Resources annual incentive program (which were approved by the Reliant Resources Compensation Committee), were made by the Compensation Committee and Board of Directors of Reliant Energy. Reported compensation for Reliant Resources for 2001 was paid under a compensation program established for Reliant Resources, except that long-term incentive payouts were made under Reliant Energy's long-term incentive compensation plan. The Compensation Committee for Reliant Resources was established by the Board of Directors in June 2001 following Reliant Resources' initial public offering, and currently, Reliant Energy and Reliant Resources maintain separate compensation committees.

  Executive compensation determinations, or recommendations to the Board of Directors, for Reliant Resources in 2002 and going forward are being and will continue to be made by the Reliant Resources Compensation Committee.

  Both Reliant Energy and Reliant Resources retain an independent consulting firm to review the executive compensation practices of companies considered comparable in terms of size, type of business, performance and compensation philosophy. Traditional utility companies and other industrial companies were used for Reliant Energy's analysis. For Reliant Resources, primarily integrated energy companies and other industrial companies were reviewed. The companies included in the compensation review are not identical to the companies referred to in the Stock Performance Graphs on pages 18 and 19 because the Compensation Committee believes that both Reliant Energy's and Reliant Resources' most direct competitors for executive talent are not limited to the companies included in the Stock Performance Graphs. The Compensation Committee considers the compensation data obtained from the comparable companies in establishing ranges for total compensation for executive officers, as well as the mix of base salary and annual and long-term incentives. In establishing individual compensation targets, the Compensation Committee considers level and nature of responsibility, experience and its own subjective assessment of performance. In making these determinations, the Compensation Committee also takes into account the Chief Executive Officer's evaluations of performance of other executive officers. The Compensation Committee generally considers that the objectives of Reliant Energy's pay philosophy are best served when total compensation for its executives is targeted between the 50th and 75th percentile of the market represented by the companies included in the review. For Reliant Resources, total compensation for its executives is targeted nearer the 75th percentile of the market, in a year of superior performance for Reliant Resources. Stock ownership guidelines set goals for ownership of Reliant Resources common stock with a value of five times base salary for the Chief Executive Officer, three times base salary for the Executive Vice Presidents and two times salary for all other officers, while Reliant Energy's guidelines for its common stock ownership consist of two times salary for all of its officers.

  The Compensation Committee periodically evaluates executive compensation programs in light of Section 162(m) of the Internal Revenue Code (the "Code"). This Code section generally disallows the deductibility of compensation in excess of $1 million for certain executive officers, but excludes from the limitation certain qualifying performance-based compensation. The Compensation Committee intends to structure its compensation programs in a manner that maximizes tax deductibility. The Compensation Committee recognizes, however, that in rare situations, the best interests of Reliant Energy and its shareholders may be better served by administering some elements of compensation in a manner that occasionally may not meet the requirements for exclusion under Code Section 162(m).

Components of Compensation

  The key elements of both Reliant Energy's and Reliant Resources' executive compensation programs are base salary, annual incentive awards and long-term incentive awards. The Compensation Committees consider each element of compensation separately and in relation to the other elements of an executive's total compensation package. The percentage of an executive's compensation that is variable or performance-based generally increases with higher levels of total compensation. The result is that the majority of the executive officer's compensation is considered at risk. The ultimate value of this at risk compensation is dependent on achievement of stock price performance and other performance measures.

  Base Salaries. The Compensation Committees' annual recommendations to their respective Boards concerning each executive officer's base salary are based on each Compensation Committee's analysis of salary levels for executive officer positions among comparable companies, and its subjective evaluation of and management's evaluation of each executive officer's individual performance and level of responsibility. Mr. Letbetter's performance is evaluated solely by the Compensation Committee. Reliant Resources generally targets base salaries to the median of the competitive market, while Reliant Energy's base salaries are targeted between the median and the 75th percentile.

  Annual Incentive Compensation. Annual bonuses are paid pursuant to Reliant Energy's and Reliant Resources' annual incentive compensation plan, which provides for cash bonuses based on achievement over the course of the year of performance objectives established at the commencement of the year. Target annual incentives established at the beginning of the year 2001 for executive officers ranged from 50% to 130% of base salary. Depending on the performance objectives achieved each year, performance-based payouts can vary from 0% to 200% of the targeted amount. The performance goals for 2001 were based entirely on Reliant Energy's consolidated earnings per share for the executive officers, including Mr. Letbetter. Taking into account 2001 results, bonus payments for 2001 ranged from 100% to 136% of targeted annual bonuses for these officers. Mr. Letbetter's achievement was 136% of target.

  Long-term Incentive Compensation. The current approach to long-term incentives consists of grants of stock options and performance shares or units. Under the plan, officers receive awards of performance shares or units which result in payouts based on achievement of financial objectives measurable over a three-year performance cycle. Payout levels for the performance shares or units are calculated by determining the percentage of achievement and can range from 0% to 150% of target. For the performance cycle that began in 2001, Reliant Resources' performance goals consisted of total stockholder return in relation to a select group of peer companies and the S&P 500 Index. Reliant Energy's goals for this performance cycle consisted of total shareholder return in relation to a different select group of companies and operating cash flow, weighted 30% and 70%, respectively. For the performance period beginning in 2002, Reliant Resources' performance goals will be based solely on Reliant Resources' total stockholder return compared to the peer companies included in its Stock Performance Graph. Reliant Energy's performance goals for the 2002 period will be based on Reliant Energy's total shareholder return in relation to a select group of companies and operating cash flow, weighted 40% and 60%, respectively.

  During 2001, Reliant Resources executives who participated in the Reliant Energy performance share plan for the performance period ending on December 31, 2000 received shares of Reliant Energy common stock based on performance objectives set at the time of the award. Based on performance, Reliant Energy achieved 150% of its targeted goal.

  If the anticipated spin-off of Reliant Resources from Reliant Energy is completed in 2002, all outstanding performance shares for the performance cycle ending in 2002 will be converted to time-based restricted shares of Reliant Energy based on an assumed maximum level of performance. All such shares will vest if the officer holding such restricted shares remains employed with Reliant Resources or Reliant Energy through December 31, 2002.

  In addition to the performance shares, annual grants of stock options under both Reliant Energy's and Reliant Resources' long-term incentive plans are made at an option price not less than the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long term and encourage equity ownership in both Reliant Energy and Reliant Resources. Information concerning option grants in the year 2001, including grant date present values, is shown in the 2001 option grant tables on page 9. Treatment of outstanding options when the contemplated spin-off of Reliant Resources occurs is discussed in the footnotes to those tables.

  In 2001, the long-term incentive grants under the program described above were made at levels of approximately 150% of the level at which awards otherwise would have been made in 2001 to the executives under the customary granting methodology. These enhanced long-term incentive awards were intended to provide increased shareholder alignment of the executives with the two public companies and recognize the extraordinary effort in structuring and carrying out Reliant Resources' initial public offering. Normal target grants for the executive group range from 200% to 650% of base pay. Mr. Letbetter's normal target is 650% of his base pay.

  In 2001, Reliant Resources entered into retention agreements with some executive officers under which restricted shares of Reliant Resources common stock were granted. The restrictions lapse five years from the date of the award, subject to earlier vesting in some circumstances, and the shares are distributed following retirement. The shares are forfeited if the officer leaves Reliant Resources prior to vesting. Information regarding these restricted share grants is shown in the Restricted Stock Award column of the Summary Compensation Table on page 8.

Chief Executive Officer Compensation

  In March 2001, outside compensation consultants prepared an independent report on the Chief Executive Officer's and other officers' compensation, which took into consideration Reliant Resources' size and complexity, and the markets in which it competes for talent. In evaluating Mr. Letbetter's total compensation, the Reliant Energy Compensation Committee considered his contributions to the overall success of both Reliant Energy and Reliant Resources through his leadership and individual performance and expressed the belief that Mr. Letbetter's compensation package will ensure his continuing focus on creating substantial improvements in shareholder value. During 2001, the Reliant Energy Compensation Committee set Mr. Letbetter's base salary at $1 million. His annual incentive target was set at 130% of base salary. His long-term incentive targets, when combined with his annual cash compensation, are intended to position Mr. Letbetter's total direct compensation around the 50th percentile of the competitive market, when targeted incentive plan performance expectations are met. Reliant Resources also entered into a retention agreement with Mr. Letbetter under which he was awarded 50,000 restricted shares of Reliant Resources common stock under the arrangements described above.

                                          Robert J. Cruikshank, Chairman
                                          Richard E. Balzhiser
                                          Laree E. Perez

                           Stock Performance Graphs

  The following graph shows the yearly percentage change in the cumulative total shareholder return on Reliant Energy's common stock compared with the cumulative total return of the S&P 500 Index and the S&P Electric Companies Index for the period commencing December 31, 1996 and ending December 31, 2001. Reliant Energy common stock trades on the New York and Chicago stock exchanges under the symbol "REI." Following the holding company formation discussed above, CenterPoint Energy is expected to begin trading on those exchanges under the symbol "CEP."

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        RELIANT ENERGY, INCORPORATED, THE S&P ELECTRIC COMPANIES INDEX
       AND THE S&P 500 INDEX FOR FISCAL YEAR ENDED DECEMBER 31(/1/)(/2/)


                       [PERFORMANCE GRAPH APPEARS HERE]

                                                          December 31,
                                                  -----------------------------
                                                  1996 1997 1998 1999 2000 2001
                                                  ---- ---- ---- ---- ---- ----
Reliant Energy, Incorporated..................... $100 $127 $160 $120 $240 $153
S&P Electric Companies Index..................... $100 $126 $146 $118 $180 $165
S&P 500 Index.................................... $100 $133 $171 $208 $189 $166

--------
(1) Assumes that the value of the investment in the common stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.

  The following graph shows the quarterly change in the cumulative total stockholder return on Reliant Resources' common stock since its initial public offering in May 2001, as well as the S&P 500 Index, and a group of Reliant Resources' peer companies comprised of Calpine Corp., Dominion Resources, Inc., Duke Energy Corp., Dynegy, Inc., El Paso Corp., Exelon Corp., Mirant Corp., TXU Corp., The Williams Companies, Inc. and Reliant Resources for the same period. Reliant Resources common stock trades on the New York Stock Exchange under the symbol "RRI."

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  RELIANT RESOURCES, INC., S&P 500 INDEX AND
  PEER GROUP OF COMPANIES FOR EIGHT MONTHS ENDED DECEMBER 31, 2001(/1/)(/2/)


                       [PERFORMANCE GRAPH APPEARS HERE]

                         May 1, 2001 June 30, 2001 September 30, 2001 December 31, 2001
                         ----------- ------------- ------------------ -----------------
Reliant Resources,
 Inc....................    $100        $82.33           $54.00            $55.03
S&P 500 Index...........    $100        $96.90           $82.68            $91.52
Peer Group..............    $100        $85.38           $67.81            $66.86

--------
(1) Assumes that the value of the investment in the Reliant Resources common stock and each index was $100 on May 1, 2001.
(2) Historical stock price performance is not necessarily indicative of future price performance.

                         Report of the Audit Committee

  In accordance with the written charter of the Audit Committee adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Reliant Energy. During 2001, the Audit Committee met four times, and the Audit Committee chair or other representative of the Audit Committee met quarterly and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Accounting Officer or Comptroller, and Deloitte & Touche LLP, Reliant Energy's independent auditors, prior to public release.

  In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and Reliant Energy that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Reliant Energy's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

  The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements.

  On February 5, 2002, Reliant Energy announced that it was restating its earnings for the second and third quarters of 2001. As more fully described in its March 15, 2002 Current Report on Form 8-K, the restatement related to a correction by our subsidiary, Reliant Resources, in accounting treatment for a series of four structured transactions that were inappropriately accounted for as cash flow hedges for the period of May 2001 through September 2001, rather than as derivatives with changes in fair value recognized through the income statement.

  At the time of Reliant Energy's public announcement of its intention to restate its reporting of the structured transactions, the Audit Committee of Reliant Energy instructed Reliant Energy to conduct an internal audit review to determine whether there were any other transactions included in the asset books as cash flow hedges that failed to meet the cash flow hedge requirements under Statement of Financial Accounting Standards No. 133. This targeted internal audit review found no other similar transactions.

  The Audit Committee also directed an internal investigation by outside legal counsel of the facts and circumstances leading to the restatement, which investigation has been completed. In connection with the restatement and related investigations, the Audit Committee has met eight times to hear and assess reports from the investigative counsel regarding its investigation. To address the issues identified in the investigation process, the Audit Committee and management have begun analyzing and implementing remedial actions, including, among other things, changes in organizational structure and enhancement of internal controls and procedures.

  The Audit Committee reviewed and discussed the audited financial statements of Reliant Energy as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of Reliant Energy's financial statements and the independent auditors have the responsibility for the examination of those statements.

  Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Reliant Energy's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

                                          Richard E. Balzhiser, Chairman
                                          O. Holcombe Crosswell
                                          Robert J. Cruikshank
                                          Laree E. Perez

                        Principal Accounting Firm Fees

  Aggregate fees billed to Reliant Energy for the fiscal year ended December 31, 2001 by Reliant Energy's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, "Deloitte & Touche"), are as follows:

   Audit Fees...............................................    $ 4,320,923
   Financial Information Systems Design and Implementation
    Fees....................................................    $ 5,611,155(a)(b)
   All Other Fees
     Audit Related Fees........................ $  3,225,363(c)
     Other Non-Audit Related Fees.............. $ 20,018,201(a)
                                                ------------
     Total All Other Fees...................................    $23,243,564(b)
                                                                -----------
   Total Fees...............................................    $33,175,642

--------
(a) Financial Information Systems Design and Implementation Fees and Other Non-Audit Related Fees include $5,476,155 and $17,520,215, respectively, of fees for services provided by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from Deloitte & Touche LLP.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.
(c) Includes fees for consents and comfort letters, audits of Reliant Energy's employee benefit plans, consultation with respect to certain registration statements and consultation with respect to accounting processes.

      Ratification of Appointment of Independent Accountants and Auditors

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of Reliant Energy's accounts for the year 2002. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for Reliant Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

  The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors.

                             Shareholder Proposals

  Reliant Energy has been notified that shareholders intend to present two proposals for consideration at the annual meeting. The address and stock ownership of the proponents identified below will be furnished by the Corporate Secretary of Reliant Energy to any person, orally or in writing as requested, promptly upon receipt of such request.

  Shareholder Proposal 1. Reliant Energy has been notified that a representative of the United Brotherhood of Carpenters and Joiners of America Pension Fund intends to present the following proposal for consideration at the annual meeting:

    "Resolved, that the shareholders of Reliant Energy, Incorporated ("Company') request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to the Company.

    "Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

    Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. (Division of Corporate Finance, Staff Legal Bulletin #14, 7/13/01) ("Bulletin #14')

    "It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. Bulletin #14 identifies these growing business relationships that threaten auditor independence:

    Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

    "The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company's most recent proxy statement indicated that during fiscal year 2000 Deloitte & Touche LLP billed the Company $3,608,700 for audit services, while billing $18,464,200 for non-audit services rendered.

    "We believe that this financial "web of business and financial relationships' may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company's financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm. We urge your support for this resolution designed to protect the integrity of the Company's auditing and financial reporting processes."

  The Board of Directors recommends a vote AGAINST this proposal. Reliant Energy is sensitive to the concerns about the potential impact of non-audit services on auditor independence and objectivity and on public confidence that they will be maintained. Decisions to engage our independent auditors for non-audit services are made only when the firm's particular expertise and knowledge are believed to contribute significant efficiencies or other value and when the determination has been made that the engagement is consistent with auditor independence. The Audit Committee of the Board of Directors intends to continue careful scrutiny of these matters.

  Recently there has been heightened attention to and increased criticism of non-audit services performed by accounting firms who also serve as independent auditors for the same company. In November 2000, the Securities and Exchange Commission adopted new rules relating to auditor independence, which among other things limited the kinds of non-audit services an accounting firm could provide for its audit clients and instituted new proxy statement disclosure requirements about non-audit services provided by a company's auditors. Since that time, some have suggested that the independence requirements should be made more restrictive. The debate in public and regulatory arenas over matters relating to auditor independence may go on for some time.

  On February 6, 2002, Reliant Energy's independent public accountants, Deloitte & Touche LLP, announced their intention to separate Deloitte Consulting from Deloitte & Touche LLP. Deloitte & Touche LLP stated that the purpose of the separation was to enable their audit clients to continue to utilize the services of Deloitte Consulting without raising public concern about auditor independence. Although we do not believe that performance of non-audit services has compromised the independence of our auditors, this separation should eliminate any independence-related concerns about the consulting services performed by Deloitte Consulting. Of the fees for non-audit services performed in 2001 and 2000, approximately 80% and 76%, respectively, were attributable to services performed by Deloitte Consulting which, as noted above, is proposed to be separated from Deloitte & Touche LLP.

  Contributing to the level of fees for non-audit services during 2000 and 2001 was significant work relating to the separation of our regulated and unregulated businesses. Non-audit services provided in relation to the separation of the regulated and unregulated businesses included financial information systems design, implementation and other consulting fees related to the retail customer care system, consulting services related to the development of a shared services structure for the unregulated business and accounting consultation related to certain registration statements filed by the unregulated business. Fees for services provided relating to the separation of the regulated and unregulated businesses were approximately 68% and 34% of total fees for non-audit services in 2001 and 2000, respectively.

  At present, Reliant Energy believes it is in its best interests for the Board of Directors and the Audit Committee to be able to continue to make determinations on matters relating to auditor independence without the rigidity imposed by a complete prohibition on performance of non-audit services by our independent auditors.

  One reason a complete prohibition on non-audit services would be inadvisable is that some services, although not considered "audit services" as defined by the SEC, are so related to a company's financial statements that their performance by a firm other than the firm engaged for the audit would be either not feasible or very inefficient. These include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, various attest services under professional standards and assistance with registration statements, comfort letters and consents. In addition, the discretion to determine the best allocation of tasks among service providers enhances the ability of the Board of Directors and the Audit Committee to discharge their responsibilities to Reliant Energy and its shareholders.

  Furthermore, in accordance with guidelines of the American Institute of Certified Public Accountants, Deloitte & Touche LLP has processes in place intended to ensure that audits are conducted in an objective and impartial manner, including the mandatory rotation of the engagement partner, a concurring partner review of each audit and periodic review by another major accounting firm of its audit practices.

  Given the measures already in place, the disclosures required when independent auditors are selected for non-audit work, and the pending separation of the audit and consulting businesses of our present auditors, we believe there is no benefit to Reliant Energy or its shareholders from an arbitrary limitation on the ability of management and the Board of Directors to exercise business judgment in the selection of auditors or other outside vendors.

                               ----------------

  Shareholder Proposal No. 2. Reliant Energy has been notified that a representative of the Laborers' District Council of Western Pennsylvania Pension Fund intends to present the following proposal for consideration at the annual meeting:

  "Resolved, that the shareowners of Reliant Energy, Incorporated ("Company") hereby urge that the Board of Directors include in future proxy statements a description of the Board's role in the development and monitoring of the Company's long-term strategic plan. Specifically, the disclosure should include the following: (1) A description of the Company's corporate strategy development process, including timelines; (2) an outline of the specific tasks performed by the Board in the strategy development and the compliance monitoring processes, and (3) a description of the mechanisms in place to ensure director access to pertinent information for informed director participation in the strategy development and monitoring processes.

  "Statement of Support: The development of a well-conceived corporate strategy is critical to the long-term success of a corporation. While senior management of our Company is primarily responsible for development of the Company's strategic plans, in today's fast-changing environment it is more important than ever that the Board engage actively and continuously in strategic planning and the ongoing assessment of business opportunities and risks. It is vitally important that the individual members of the Board, and the

  Board as an entity, participate directly and meaningfully in the development and continued assessment of our Company's strategic plan.

  "A recent report by PricewaterhouseCoopers entitled "Corporate Governance and the Board--What Works Best' examined the issue of director involvement in corporate strategy development. The Corporate Governance Report found that chief executives consistently rank strategy as one of their top issues, while a poll of directors showed that board contributions to the strategic planning process are lacking. It states: "Indeed, it is the area most needing improvement. Effective boards play a critical role in the development process, by both ensuring a sound strategic planning process and scrutinizing the plan itself with the rigor required to determine whether it deserves endorsement.'

  "The Company's proxy statement, and corporate proxy statements generally, provides biographical and professional background information on each director, indicating his or her compensation, term of office, and board committee responsibilities. While this information is helpful in assessing the general capabilities of individual directors, it provides shareholders no insight into how the directors, individually and as a team, participate in the critically important task of developing the Company's operating strategy. And while there is no one best process for board involvement in the strategy development and monitoring processes, shareholder disclosure on the Board's role in strategy development would provide shareholders information with which to better assess the performance of the board in formulating corporate strategy. Further, it would help to promote "best practices' in the area of meaningful board of director involvement in strategy development.

  "We urge your support for this important corporate governance reform."

  The Board of Directors recommends a vote AGAINST this proposal. We agree that the Board has an important and meaningful role in Reliant Energy's strategic planning process. In fact, in our Corporate Governance Guidelines, which we published in our proxy statement two years ago and are including again in this proxy statement, we address the Board's role in reviewing and approving Reliant Energy's business plan and its long-term strategic and financial goals, and in regularly monitoring Reliant Energy's performance with respect to those goals. We intend to make our Corporate Governance Guidelines available to shareholders, through including in our proxy statement or annual report either the text of the Guidelines or a statement as to their availability free of charge upon request.

  We therefore think the current shareholder proposal is unnecessary. Moreover, insofar as the specifics of the recommendation would mandate inclusion of details such as timelines, outlines of specific tasks and descriptions of mechanisms for access to information, we believe that the proposal would call for an unnecessary level of specificity and detail about matters that will vary from time to time and depending on the circumstances of the strategic planning matters involved. We believe it is best for the Board to retain flexibility and discretion as to how to present information regarding its governance processes, including those relating to strategic planning.

 Inclusion of Shareholder Proposals in Proxy Materials for 2003 Annual Meeting

  Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. In general, under Rule 14a-8 a proposal for a regularly scheduled annual meeting must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to shareholders in connection with the previous year's annual meeting or, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, a reasonable time before the company begins to print and mail its proxy materials. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, shareholder proposals must also be otherwise eligible for inclusion.

  Reliant Energy expects to hold its 2003 annual meeting on or about May 7, 2003, which is a change of not more than 30 days from this year's annual meeting. As a result, any shareholder who intends to present a proposal at the 2003 annual meeting of shareholders and who requests inclusion of the proposal in Reliant Energy's or, if the restructuring has occurred, CenterPoint Energy's 2003 proxy statement and form of proxy in accordance with applicable SEC rules should file the proposal with us by December 30, 2002.

        Advance Notice Required for Proposals and Director Nominations

  Reliant Energy's bylaws and CenterPoint Energy's bylaws each require advance notice of proposals by shareholders to be presented for action at an annual meeting. In the case of the 2003 annual meeting, the required notice must be received by our Corporate Secretary between December 7, 2002 and March 7, 2003. CenterPoint Energy's bylaws, however, provide that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year's annual meeting, to be timely the notice by the shareholder must be so received by our Corporate Secretary not earlier than 180 days prior to such annual meeting and not later than the last to occur of the close of business on (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting. Reliant Energy's bylaws and CenterPoint Energy's bylaws each require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent's status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel that the proposal would not conflict with our charter or Texas law. A copy of Reliant Energy's bylaws or CenterPoint Energy's bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at Reliant Energy's address shown above.

  Reliant Energy's bylaws and CenterPoint Energy's bylaws each provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between December 7, 2002 and March 7, 2003. CenterPoint Energy's bylaws, however, provide that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year's annual meeting, notice by the shareholder to be timely must be so received by our Corporate Secretary not earlier than 180 days prior to such annual meeting and not later than the last to occur of the close of business on (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. We are not required to include any shareholder-proposed nominee in the proxy statement. A copy of Reliant Energy's bylaws or CenterPoint Energy's bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at Reliant Energy's address shown above.

                              General Information

  Reliant Energy began mailing this proxy statement and the accompanying proxy card to shareholders on April 29, 2002. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. Reliant Energy will pay all solicitation costs, including the fee of Morrow & Co., who will help Reliant Energy solicit proxies for $9,500, plus expenses. Reliant Energy will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of Reliant Energy's common stock. In addition, certain of Reliant Energy's directors, officers, and employees may solicit proxies by telephone and personal contact.

  The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless authority to do so is withheld by you in the proxy card.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of Reliant Energy's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Reliant Energy's common stock. We believe that during the fiscal year ended December 31, 2001, our officers and directors complied with these filing requirements except for (i) two Form 4's for Mr. Carroll that were filed late and (ii) one Form 4 for Mr. McClanahan that was filed late due to a company administrative error.

  Transactions and Arrangements between Reliant Energy and Reliant Resources

  Shortly before Reliant Resources' initial public offering, Reliant Energy and Reliant Resources entered into a master separation agreement. The master separation agreement provided for the separation of the assets and businesses of Reliant Resources from those of Reliant Energy. It also contains agreements governing the relationship between Reliant Resources and Reliant Energy after the initial public offering and provides for other agreements described below.

  The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on Reliant Resources and its subsidiaries for all liabilities associated with the current and historical businesses and operations Reliant Resources conducts after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility with Reliant Energy and its other subsidiaries for liabilities associated with Reliant Energy's other businesses. Each party has also agreed to assume and be responsible for some specified liabilities associated with activities and operations of the other party and its subsidiaries to the extent performed for or on behalf of the other party's current or historical business.

  Reliant Resources has entered into agreements with Reliant Energy under which Reliant Energy provides Reliant Resources, on an interim basis, various corporate support services, information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. These arrangements will continue under a transition services agreement providing for their continuation until December 31, 2004, or, in the case of some corporate support services, until the distribution of the stock of Reliant Resources, subject to termination at an earlier date. The charges Reliant Resources pays Reliant Energy for these services are generally intended to allow Reliant Energy to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses and are based on methods including negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. Amounts charged and allocated to Reliant Resources for these services were $9 million for 2001. In addition, during 2001, Reliant Resources incurred costs primarily related to corporate support services which were billed to Reliant Energy and its affiliates of $27 million. Pursuant to lease agreements, Reliant Energy leases to Reliant Resources office space in its headquarters building and in various other locations in Houston, Texas, for an interim period. During 2001, Reliant Resources incurred $16 million of rent expense to Reliant Energy.

  Under a retail agreement, during 2001 Reliant Resources provided customer service call center operations, credit and collections and revenue accounting services for Reliant Energy's electric utility division. Under that agreement, a Reliant Resources subsidiary received and processed payments for the accounts of Reliant Energy's electric utility division and two of Reliant Energy's natural gas distribution divisions. Reliant Energy provided the office space and certain equipment to perform these services. The charges Reliant Energy paid Reliant Resources for these services, aggregating $53 million in 2001, were generally intended to allow Reliant Resources to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses.

  Reliant Energy was indebted to Reliant Resources, other than for purchases subject to usual trade terms and for other transactions in the ordinary course of business, in the amount of approximately $421 million as of

December 31, 2001, bearing interest at an average rate of approximately 4.75%. The largest aggregate amount of such indebtedness owed to Reliant Resources by Reliant Energy during 2001 was approximately $1.4 billion. This indebtedness related primarily to advances made by Reliant Resources to a subsidiary of Reliant Energy that provides cash management functions. Reliant Resources was indebted to Reliant Energy, other than for purchases subject to usual trade terms and for other transactions in the ordinary course of business, in the amount of approximately $3 million as of December 31, 2001, bearing interest at an average rate of approximately 4.75%. The largest aggregate amount of such indebtedness owed to Reliant Energy by Reliant Resources during 2001 was approximately $2 billion. This indebtedness related primarily to loans for the financing of the Reliant Energy Mid-Atlantic Power Holdings, LLC and Reliant Energy Power Generation Benelux N.V. acquisitions and general operating expenses.

  In March 2001, Reliant Resources repaid $236 million of debt owed to Reliant Energy. In May 2001, Reliant Energy converted or contributed an aggregate of $1.7 billion of indebtedness owed by Reliant Resources to Reliant Energy and its subsidiaries to equity. In addition, in May 2001 Reliant Resources used $147 million of the net proceeds from its initial public offering to repay certain indebtedness owed to Reliant Energy. During 2001, excess cash resulting from Reliant Resources' initial public offering was advanced to a subsidiary of Reliant Energy on a short-term basis. As of December 31, 2001, the amount of such advances was $390 million. During 2001, Reliant Energy or its subsidiaries made equity contributions to Reliant Resources of $1.8 billion. These contributions primarily related to the conversion into equity of debt owed to Reliant Energy and its subsidiaries and related interest expense totaling $1.7 billion and the contribution of net benefit assets and liabilities, net of deferred income taxes.

  Reliant Resources purchases natural gas and transportation services from, supplies natural gas to, and provides marketing and risk management services to affiliates of Reliant Energy that are not part of Reliant Resources. Purchases of transportation services and natural gas from Reliant Energy and its subsidiaries were $188 million in 2001. During 2001, the sales and services to Reliant Energy and its subsidiaries totaled $701 million.

  Pursuant to the Texas electric restructuring law, Reliant Energy's electric utility generation division ("Texas Genco") is required to sell at auction 15% of the output of its installed generating capacity. This obligation continues until January 1, 2007, unless before that date the Public Utility Commission of Texas ("Texas Utility Commission") determines at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the utility's service area is being served by retail electric providers other than Reliant Resources. The master separation agreement requires Texas Genco to auction all of its capacity that remains subsequent to capacity auctioned pursuant to Texas Utility Commission rules and after certain other deductions (the "Texas Genco remaining capacity"). Reliant Resources has the right to purchase 50% (but not less than 50%) of the Texas Genco remaining capacity that would otherwise be auctioned at the prices to be established in the auction. Pursuant to these provisions of the master separation agreement, during 2001 Reliant Resources participated in generation capacity auctions by Texas Genco. Reliant Resources also exercised its option included in the master separation agreement to purchase 50% of the capacity, energy and ancillary services of Texas Genco not auctioned in the auctions, at the prices established in the auctions. As of December 31, 2001, Reliant Resources has minimum commitments to purchase capacity of Texas Genco averaging 6,139 megawatts ("MW") per month in 2002 and 775 MW per month in 2003. Reliant Resources' payments related to its minimum obligations are $213 million in 2002 and $58 million in 2003. It is expected that Texas Genco will have a total of six auctions in 2002 and 2003 in which Reliant Resources will have the right to purchase 50% of Texas Genco's remaining capacity.

  In connection with the separation of Reliant Resources' businesses from those of Reliant Energy, Reliant Energy has granted Reliant Resources an option to purchase, subject to the completion of the distribution of Reliant Energy's remaining equity interest in Reliant Resources to Reliant Energy's shareholders, all of the shares of capital stock of Texas Genco that will be owned by Reliant Energy after the initial public offering or distribution noted below. Reliant Energy has agreed either to issue and sell in an initial public offering or to distribute to its shareholders no more than 20% of the common stock of Texas Genco by December 31, 2002. The Texas Genco option may be exercised between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be the average daily closing price on the national exchange for publicly held shares of common stock of Texas Genco for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately ending January 9, 2004, plus a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the Texas Utility Commission relating to the market value of Texas Genco's common stock equity. The exercise price is also subject to adjustment based on the difference between the per share dividends paid during the period there is a public ownership interest in Texas Genco and Texas Genco's per share earnings during that period. If the disposition to the public of common stock of Texas Genco is by means of a primary or secondary public offering, the public offering may be of as little as 17% of Texas Genco's outstanding common stock, in which case Reliant Energy will have the right to subsequently reduce its interest to a level not less than 80%. Reliant Resources has agreed that if it exercises the Texas Genco option and purchases the shares of Texas Genco common stock, Reliant Resources will also purchase all notes and other receivables from Texas Genco then held by Reliant Energy, at their principal amount plus accrued interest. Similarly, if Texas Genco holds notes or receivables from Reliant Energy, Reliant Resources will assume Reliant Energy's obligations in exchange for a payment to Reliant Resources by Reliant Energy of an amount equal to the principal plus accrued interest.

  Reliant Resources has entered into a support agreement with Reliant Energy, pursuant to which Reliant Resources will provide engineering and technical support services and environmental, safety and industrial health services to support operations and maintenance of Texas Genco's facilities. Reliant Resources will also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch and settlement and communication with the independent system operator. The fees charged for these services will be designed to allow Reliant Resources to recover its fully allocated direct and indirect costs and reimbursement of out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco's facilities and Reliant Resources' facilities in other regions will be allocated on an installed megawatt basis. The term of this agreement will end on the first to occur of
(a) the closing date of Reliant Resources' exercise of the Texas Genco option,
(b) Reliant Energy's sale of Texas Genco, or all or substantially all of the assets of Texas Genco, if Reliant Resources does not exercise the Texas Genco option, or (c) May 31, 2005, provided the Texas Genco option is not exercised, Texas Genco may extend the term of this agreement until December 31, 2005.

  When Texas Genco is organized, it will become the beneficiary of the decommissioning trust that has been established to provide funding for decontamination and decommissioning of a nuclear electric generation station in which Reliant Energy owns a 30.8% interest. The master separation agreement provides that Reliant Energy will collect through rates or other authorized charges to its electric utility customers amounts designated for funding the decommissioning trust, and will pay the amounts to Texas Genco. Texas Genco will in turn be required to deposit these amounts received from Reliant Energy into the decommissioning trust. Upon decommissioning of the facility, in the event funds from the trust are inadequate, Reliant Energy will be required to collect, through rates or other authorized charges to customers as contemplated by the Texas Utilities Code, all additional amounts required to fund Texas Genco's obligations relating to the decommissioning of the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to Reliant Energy's ratepayers.

  In connection with the separation of Reliant Resources' businesses from those of Reliant Energy, Reliant Resources has also entered into other agreements providing for, among other things, mutual indemnities and releases with respect to Reliant Resources' respective businesses and operations, matters relating to corporate governance, matters relating to responsibility for employee compensation and benefits, and the allocation of tax liabilities. In addition, Reliant Resources and Reliant Energy have entered into various agreements relating to ongoing commercial arrangements, including, among other things, the leasing of optical fiber and related maintenance activities, gas purchasing and agency matters and subcontracting energy services under existing contracts.

  Reliant Resources has guaranteed, in the event Reliant Energy becomes insolvent, certain nonqualified benefits of Reliant Energy's and its subsidiaries' existing retirees at the time of the distribution of the Reliant Resources stock, totaling approximately $55 million as of December 31, 2001.

                         Annual Report to Shareholders

  Our Annual Report to Shareholders, which contains our consolidated financial statements for the year ended December 31, 2001, accompanies the proxy material being mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

                                           By Order of the Board of Directors,

                                               /s/ R. Steve Letbetter
                                                   R. Steve Letbetter
                                              Chairman, President and Chief
                                                    Executive Officer

April 29, 2002

                                  APPENDIX I

                         Reliant Energy, Incorporated
                        Corporate Governance Guidelines
                          as adopted November 3, 1999

Role of Board

  The Board of Directors is the ultimate decision-making body of Reliant Energy, Incorporated except with respect to those matters reserved to the shareholders. It elects the executive management team, which is charged with the conduct of the Company's business. Having elected the executive management team, the Board acts as an advisor and counselor to executive management and ultimately monitors its performance.

  The principal duty of the Board of Directors and management of the Company is to assure that the Company is well-managed in the interests of its shareholders.

Board Structure

  1. Number of Directors. The Board will normally consist of between nine and eighteen directors, subject to the provisions of the Company's charter and bylaws. The number of directors will be determined from time to time by the Board, based upon the recommendation of the Governance Committee, in consultation with the CEO. The Board currently has twelve directors.

  The Board, in its discretion, may appoint from time to time a limited number of advisory directors. The advisory directors will attend Board meetings but will not vote and will not be considered to be directors in the restrictions set forth above in this item and in the next item.

  2. Board Composition. A significant majority of the directors will be outside directors. Outside directors are individuals who:

  .   are not past or present members of management;

  .   do not have a close family relationship with a member of management;
      and

  . do not have any relationship with the Company which, in the opinion of the Board, would adversely affect their ability to exercise independent judgment as directors.

  In addition, no less than two nor more than four voting directors will be officers of the Company.

  3. Selection of Directors. The Governance Committee, in consultation with the CEO, will evaluate and recommend to the Board potential nominees for election to the Board of Directors. All nominees shall meet the qualification and eligibility requirements contained in the Company's bylaws. The CEO will, upon approval of the Board, extend the offer to the candidate.

  In nominating a slate of directors to shareholders, the Board's objective is to select eligible individuals whose qualifications are such that they will contribute to the formulation and implementation of the Company's strategic direction. The Board will consider the need for a range among the directors of business experience, diversity, professional skills, geographic background and other qualities in light of the Company's business plan.

  4. Board Leadership. The Chairman of the Board and the CEO shall be the same person, except that it may be advisable during a CEO transition to have the positions separated for a brief period.

  5. Committees of the Board. The Governance Committee, based upon recommendations of the CEO, will make the following recommendations to the
Board:

  .   membership of each committee, including chairs;

  .   responsibilities of each committee; and

  . whether new committees should be formed and whether existing committees should be continued, redirected or abolished.

  The Audit, Compensation, and Governance Committees will consist solely of outside directors. The CEO will be an ex officio non-voting member of the Governance Committee. In the case of the Audit Committee and the Compensation Committee, counsel will be consulted to confirm that each member satisfies any eligibility requirements under applicable securities law, stock exchange, federal income tax and other legal requirements. Each committee chair, in consultation with committee members, will determine the frequency and length of the meetings of the committee, except as otherwise provided in the committee's charter.

  6. Stock Ownership. Directors are encouraged to own a significant equity interest in the Company within a reasonable period after initial election to the Board. To more closely align the interests of directors and the Company's shareholders, a portion of director compensation will be paid in the form of common stock.

Board Functions

  1. Chief Executive Officer Performance. The Board believes that the CEO's performance should be evaluated annually, based on both qualitative and quantitative factors, and as a regular part of any decision with respect to the CEO's compensation.

  The Board and the Compensation Committee will share this responsibility jointly. The Board has delegated responsibility to the Compensation Committee to evaluate the CEO's performance in the course of recommending the CEO's compensation. During an executive session of the Board, the Chairman of the Compensation Committee will report to the Board on the evaluation of the CEO's performance. The Chairman of the Compensation Committee will review comments of the Board with the CEO following the executive session, as appropriate.

  2. Approval of Major Strategies and Financial Objectives. Each year the Board will review and approve the Company's business plan, as well as its long-term strategic and financial goals. The Board will regularly monitor the Company's performance with respect to these plans and goals.

  3. Board Evaluation. The Governance Committee, in consultation with the CEO, will consider and recommend to the Board measures by which the Board can evaluate the effectiveness of the Board and its committees. The Chairman of the Governance Committee will present the recommendations to the Board.

  4. Management Succession and Development. The Compensation Committee will review annually with the CEO management succession planning and development. The CEO and the Chairman of the Compensation Committee will report to the Board on management succession and development.

  5. Executive Compensation. The Compensation Committee will review and make recommendations to the Board concerning all executive officer compensation, including salary and non-incentive based compensation, and the design of the Company's incentive compensation plans for executives.

  The Company's executive compensation policy is to have compensation programs that:

  .   strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  .   promote overall corporate performance; and

  . provide compensation that is competitive externally and equitable internally.

  6. Director Compensation. The Governance Committee, in consultation with the CEO, will periodically review director compensation in comparison with companies that are similarly situated to ensure that such compensation is reasonable and competitive.

Board Operations

  1. Review of Board Operations. The Governance Committee, in consultation with the CEO, except that if the Chairman of the Board and the CEO are not the same person, then with the Chairman and the CEO jointly, will periodically review and make recommendations to the Board regarding Board processes and policies, including the appropriateness of Board meeting agendas and the frequency and location of Board meetings. Regular meetings of the Board are now held seven times per year and special meetings are held as required.

  2. Meeting Attendance. If a director's cumulative attendance falls below 66% of Board and committee meetings in the aggregate held over a three-year period, the director shall offer his or her resignation. The Governance Committee will make a recommendation to the Board whether the Board should accept the resignation.

  3. Selection of Agenda Items for Board Meetings. The CEO will establish the agenda for each Board meeting, except that if the Chairman of the Board and the CEO are not the same person, then the Chairman and the CEO will jointly establish the agenda for each Board meeting. Each director is free to suggest items for inclusion on the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

  4. Pre-meeting Materials. To the extent feasible or appropriate, information and data important to the directors' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed prior to the meeting. Directors also will routinely be sent monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of the Company's business, performance and prospects.

  5. Conduct of Meetings. Board meetings will be conducted in a manner which ensures open communication, meaningful participation and timely resolution of issues.

  6. Executive Sessions. Executive sessions or meetings of outside directors without management present will be held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the CEO is evaluated, the performance of the CEO against such criteria and the compensation of the CEO. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the CEO for a general discussion of relevant subjects.

  7. Board Access to Executive Management. Directors will have complete access to the Company's executive management. It is assumed that directors will use judgment to be sure that contact with management is not distracting to the business operations of the Company.

Other Board Practices

  1. Periodic Review of These Guidelines. These guidelines will be reviewed periodically by the Governance Committee, in consultation with the CEO, and any recommended revisions will be submitted to the full Board for action thereon.

  2. Orientation of New Directors. An orientation process for all new directors will be maintained. This process includes comprehensive background briefings by the Company's executive officers. The orientation program is the responsibility of the CEO and is administered by the Corporate Secretary.

                         RELIANT ENERGY, INCORPORATED
                              Proxy Common Stock
          This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints R. Steve Letbetter, O. Holcombe Crosswell, and Robert J. Cruikshank, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Reliant Energy, Incorporated to be held June 5, 2002, at 9 a.m. (CDT) in the Reliant Energy Plaza auditorium, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting (unless such discretionary authority is withheld).

                                  If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage-paid envelope provided. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board's recommendation.

                                  Dated:__________________________________, 2002

                                  Signature:____________________________________

                                  Signature:____________________________________


                                  Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.


--------------------------------------------------------------------------------

                             Detach and Mail Card

    Fellow Shareholders:


        This past year has been one of unprecedented change and challenge in the energy industry. It was a year in which the industry experienced volatile natural gas prices and unusual weather, a highly politicized wholesale electricity market on the West Coast and the much-publicized failure of a large energy trading company.

        Despite these and a variety of other challenges, we spent 2001 finalizing preparations for deregulation of the retail electricity industry in our core Texas market and taking steps to restructure Reliant Energy into two publicly traded companies: CenterPoint Energy, a regulated energy delivery company, and Reliant Resources, a competitive energy services provider.

        Reliant Energy expects to form CenterPoint Energy and complete the spin-off of Reliant Resources later this year, after we receive final approval from the Securities and Exchange Commission. The initial public offering of Reliant Resources in May 2001 marked the first step in the separation of the two companies. Shareholders approved the formation of the new holding company in December. I am confident that both CenterPoint Energy and Reliant Resources have very solid foundations on which to build value for our shareholders.

        Please join me at our 2002 Annual Meeting of Shareholders to learn more about the events of the past year and our plans for the future. The meeting will be held at 9:00 a.m. on June 5, 2002, in the Reliant Energy Plaza auditorium. If you are unable to attend, please make your vote count by signing and returning the enclosed proxy card as soon as possible.

                                        /s/ R. Steve Letbetter
                                        ---------------------------------------
                                        R. Steve Letbetter
                                        Chairman, President and CEO

                         RELIANT ENERGY, INCORPORATED
                      2002 Annual Meeting of Shareholders

The nominee for Class III director is O. Holcombe Crosswell. The term of the Class III director will expire in 2005. Your Board of Directors recommends that you vote FOR the nominee for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002, AGAINST the shareholder proposal requesting that the Board adopt a policy that the public accounting firm retained by the Company to provide audit services should not be retained to provide non-audit services to the Company, and AGAINST the shareholder proposal requesting that the Board include a description of the Board's role in the development and monitoring of the Company's long-term strategic plan in future proxy statements.

1. Election of nominee for Class III director.

     FOR          WITHHOLD
     [_]            [_]

2. Ratification of the Appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

3.Shareholder proposal relating to independent accountants.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

4. Shareholder proposal relating to the Board's role in the Company's long-term strategic plan.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

You may check this box to withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting. [_]

Please check this box if you plan to attend the Annual Meeting.  [_]

--------------------------------------------------------------------------------

                             Detach and Mail Card

                              [Map appears here]

                         RELIANT ENERGY, INCORPORATED
                  VOTING DIRECTIONS TO TRUSTEE - COMMON STOCK
   THIS CARD RELATES TO THE SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby directs the Trustee of the Reliant Energy, Incorporated Savings Plan to vote as designated on the reverse side, all shares of common stock attributable to the account of the undersigned at the annual meeting of shareholders of Reliant Energy, Incorporated to be held June 5, 2002, at 9 a.m.
(CDT) in the Reliant Energy Plaza auditorium, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting (unless such discretionary authority is withheld).

                                If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage-paid envelope provided. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board's recommendation.

                                Dated:____________________________________, 2002

                                Signature:______________________________________

                                Note: Please sign exactly as the name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

--------------------------------------------------------------------------------

                             Detach and Mail Card


Fellow Shareholders:

    This past year has been one of unprecedented change and challenge in the energy industry. It was a year in which the industry experienced volatile natural gas prices and unusual weather, a highly politicized wholesale electricity market on the West Coast and the much-publicized failure of a large energy trading company.

    Despite these and a variety of other challenges, we spent 2001 finalizing preparations for deregulation of the retail electricity industry in our core Texas market and taking steps to restructure Reliant Energy into two publicly traded companies: CenterPoint Energy, a regulated energy delivery company, and Reliant Resources, a competitive energy services provider.

    Reliant Energy expects to form CenterPoint Energy and complete the spin-off of Reliant Resources later this year, after we receive final approval from the Securities and Exchange Commission. The initial public offering of Reliant Resources in May 2001 marked the first step in the separation of the two companies. Shareholders approved the formation of the new holding company in December. I am confident that both CenterPoint Energy and Reliant Resources have very solid foundations on which to build value for our shareholders.

    Please join me at our 2002 Annual Meeting of Shareholders to learn more about the events of the past year and our plans for the future. The meeting will be held at 9:00 a.m. on June 5, 2002, in the Reliant Energy Plaza auditorium. If you are unable to attend, please make your vote count by signing and returning the enclosed proxy card as soon as possible.


                                        /s/ R. Steve Letbetter
                                        ------------------------------------
                                        R. Steve Letbetter
                                        Chairman, President and CEO

                         RELIANT ENERGY, INCORPORATED
                      2002 Annual Meeting of Shareholders

The nominee for Class III director is O. Holcombe Crosswell. The term of the Class III director will expire in 2005. Your Board of Directors recommends that you vote FOR the nominee for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002, AGAINST the shareholder proposal requesting that the Board adopt a policy that the public accounting firm retained by the Company to provide audit services should not be retained to provide non-audit services to the Company, and AGAINST the shareholder proposal requesting that the Board include a description of the Board's role in the development and monitoring of the Company's long-term strategic plan in future proxy statements.

1. Election of nominee for Class III director.

     FOR          WITHHOLD
     [_]            [_]

2. Ratification of the Appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

3. Shareholder proposal relating to independent accountants.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

4. Shareholder proposal relating to the Board's role in the Company's long-term strategic plan.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

You may check this box to withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting. [_]

--------------------------------------------------------------------------------

                             Detach and Mail Card

                         RELIANT ENERGY, INCORPORATED
                  VOTING DIRECTIONS TO TRUSTEE - COMMON STOCK
   THIS CARD RELATES TO THE SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS   S

The undersigned hereby directs the Trustee of the STP Nuclear Operating Company Savings Plan to vote as designated on the reverse side, all shares of common stock attributable to the account of the undersigned at the annual meeting of shareholders of Reliant Energy, Incorporated to be held June 5, 2002, at 9 a.m.
(CDT) in the Reliant Energy Plaza auditorium, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting (unless such discretionary authority is withheld).

                                If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage-paid envelope provided. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board's recommendation.

                                Dated:____________________________________, 2002

                                Signature:______________________________________

                                Note: Please sign exactly as the name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

--------------------------------------------------------------------------------

                             Detach and Mail Card


Fellow Shareholders:

    This past year has been one of unprecedented change and challenge in the energy industry. It was a year in which the industry experienced volatile natural gas prices and unusual weather, a highly politicized wholesale electricity market on the West Coast and the much-publicized failure of a large energy trading company.

    Despite these and a variety of other challenges, we spent 2001 finalizing preparations for deregulation of the retail electricity industry in our core Texas market and taking steps to restructure Reliant Energy into two publicly traded companies: CenterPoint Energy, a regulated energy delivery company, and Reliant Resources, a competitive energy services provider.

    Reliant Energy expects to form CenterPoint Energy and complete the spin-off of Reliant Resources later this year, after we receive final approval from the Securities and Exchange Commission. The initial public offering of Reliant Resources in May 2001 marked the first step in the separation of the two companies. Shareholders approved the formation of the new holding company in December. I am confident that both CenterPoint Energy and Reliant Resources have very solid foundations on which to build value for our shareholders.

    Please join me at our 2002 Annual Meeting of Shareholders to learn more about the events of the past year and our plans for the future. The meeting will be held at 9:00 a.m. on June 5, 2002, in the Reliant Energy Plaza auditorium. If you are unable to attend, please make your vote count by signing and returning the enclosed proxy card as soon as possible.


                                        /s/ R. Steve Letbetter
                                        ------------------------------------
                                        R. Steve Letbetter
                                        Chairman, President and CEO

                         RELIANT ENERGY, INCORPORATED
                      2002 Annual Meeting of Shareholders

The nominee for Class III director is O. Holcombe Crosswell. The term of the Class III director will expire in 2005. Your Board of Directors recommends that you vote FOR the nominee for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002, AGAINST the shareholder proposal requesting that the Board adopt a policy that the public accounting firm retained by the Company to provide audit services should not be retained to provide non-audit services to the Company, and AGAINST the shareholder proposal requesting that the Board include a description of the Board's role in the development and monitoring of the Company's long-term strategic plan in future proxy statements.

1. Election of nominee for Class III director.

     FOR          WITHHOLD
     [_]            [_]

2. Ratification of the Appointment of Deloitte & Touche LLP as independent accountants and auditors for 2002.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

3. Shareholder proposal relating to independent accountants.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

4. Shareholder proposal relating to the Board's role in the Company's long-term strategic plan.

     FOR      AGAINST     ABSTAIN
     [_]        [_]         [_]

You may check this box to withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting. [_]

--------------------------------------------------------------------------------

                             Detach and Mail Card